ASSET PURCHASE AGREEMENT

dated as of December 10, 2004

by and between

UNIVERSAL CARE, INC.

and

MOLINA HEALTHCARE OF CALIFORNIA

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of December 10, 2004, is entered into by and between UNIVERSAL CARE, INC., a California corporation ("Universal" or the "Seller"), and MOLINA HEALTHCARE OF CALIFORNIA, a California corporation ("Molina" or the "Buyer"). Seller and Buyer are referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, Universal is a Knox-Keene-licensed health maintenance organization ("HMO") with approximately 14,000 Medi-Cal enrollees in the San Diego Geographic Managed Care Program (the "GMC Program") and approximately 3,500 enrollees in the Healthy Families Program (the "Healthy Families Program");

WHEREAS, Molina is a Knox-Keene licensed HMO that arranges for the delivery of health care services to persons in California eligible for Medi-Cal and other programs for low-income families and individuals;

WHEREAS, Universal wishes to sell, and Molina wishes to acquire, the contracts and provider network associated with the GMC Program and the Healthy Families Program;

WHEREAS, Universal is willing to provide to Molina, pursuant to the terms of a transition services agreement, certain transition services and assistance related to the assets being sold under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the Seller and the Buyer hereby agree as follows:

  DEFINITIONS

  1.1 Definitions. When used in this Agreement, these terms shall have these meanings:

  "Actions" means any action, claim, suit, litigation, proceeding, arbitration action, audit, or investigation by or before any Governmental Authority or Person.

  "Affiliate" means, with respect to any specified Person, a Person controlled by, under common control with, or controlling such Person. For purposes of this definition, "control" of a Person means the possession, direct or indirect, of the power to (a) vote ten percent (10%) or more of the voting securities of such Person, or (b) elect a majority of the governing body of such Person.

  "Asset Purchase" means the sale by the Seller and the purchase by the Buyer of the Assets and the assumption of the Assumed Obligations by the Buyer pursuant to this Agreement and the Assignment and Assumption Agreement.

  "Assets" means those assets and all of the rights accruing thereunder after the Closing Date as more particularly described in Schedule 1(a) attached hereto and incorporated herein by this reference.

  "Assumed Obligations" means all of the obligations and liabilities arising under the Assets, including, without limitation, medical service obligations and Seller's lease referenced in Section 6.2(f) below, relating to, incurred, accruing or rendered during any event or period at or after 12:01 a.m., local time, on the Closing Date, but excluding the Excluded Obligations.

  "Assignment and Assumption Agreement" means that agreement substantially in the form attached hereto as Exhibit A, and subject to such amendments as may be required in order to obtain the necessary Governmental Authorizations, pursuant to which the Buyer agrees to assume the Assumed Obligations on the Closing Date.

  "Business Day" means any day other than a Saturday or Sunday or any other day on which commercial banks located in the State of California generally are authorized to close for business other than the retail depository business.

  "Closing" means the closing of the sale, assignment, and purchase of the Assets and the assumption of the Assumed Obligations by the Buyer effective as of the Closing Date, in accordance with and subject to Article II and all of the terms and conditions of this Agreement.

  "Closing Date" means the date on which the Closing becomes effective.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Enrollees" means those beneficiaries enrolled in the GMC Program or the Healthy Families Program and covered under the GMC Contract or the Healthy Families Contract, respectively.

  "Excluded Assets" means all right and interest in any payments, including, but not limited to, premium revenues, payments upon settlement or reconciliation of accounts, retroactive coverage determinations, or amounts recoverable from a provider or facility in connection with an eligibility determination, related to all or any portion of the Assets and arising, accruing or related to any period before 12:01 a.m. local time on the Closing Date, whether known or unknown, asserted or unasserted, accrued or unaccrued.

  "Excluded Obligations" means any and all claims and/or claims payment liability arising from health services arranged for and provided by the Seller before 12:01 a.m. local time on the Closing Date in connection with the Assets, including obligations for Pre-Closing Admissions extending beyond the Closing Date but only up to $18,885 in the aggregate as provided in Section 2.4 hereof, or obligations that arise out of acts or omissions of the Seller that occurred before the Closing Date.

  "Exhibits" means the exhibits attached hereto by Seller and Buyer which form part of this Agreement.

  "GMC Contract" means that certain contract between the Seller and the State of California regarding the GMC Program.

  "Governmental Authority" means the government of the United States of America, the government of the State of California, or any political department, agency, or subdivision thereof, and any entity, body, or authority exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions, including, but not limited to, those Governmental Authorities listed in Schedule 1(b) attached hereto and incorporated herein by reference.

  "Governmental Authorizations" means the licenses, permits, consents, approvals, and other authorizations required by law or any Governmental Authority to be held by a Person for a particular purpose, including for the purposes of transferring or acquiring the Assets or for service area expansion.

  "Healthy Families Contract" means that certain contract between the Seller and the State of California regarding the Healthy Families Program.

  "Laws" means all applicable federal, state, local, and other laws, statutes, ordinances, rules, regulations, and judicial or administrative orders, judgments, promulgations, and decisions.

  "Material Adverse Effect" means, with respect to either Party, any change, effect, or circumstance that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the financial condition, results of operations, or membership of such Party; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on or with respect to such Party: (a) any change, effect, or circumstance relating to conditions affecting the economy of any part of the world generally, or any change, effect, or circumstance relating to conditions generally affecting the health care industry, and, in either case, not affecting such Party in a materially disproportionate manner, and (b) any change, circumstance, or effect caused by the announcement or pendency of the Asset Purchase.

  "Person" means any individual, partnership, limited liability company, corporation, estate, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

  "Pre-Closing Admissions" means all inpatient acute care hospital admissions for an Enrollee occurring prior to 12:01 a.m. local time on the Closing Date.

  "Purchase Price" means an aggregate amount of Six Million Two Hundred Thousand Dollars ($6,200,000), subject to adjustment as provided in Section 2.2 below.

  "Reasonable Commercial Efforts" do not include the provision of any consideration to any third party or the suffering of any economic detriment to a Party's ongoing operations for the procurement of any consent, authorization, or approval required under this Agreement except for (i) the costs of gathering and supplying data or other information or making any filings; (ii) fees and expenses of counsel and consultants; and (iii) customary fees and charges of Governmental Authorities and accreditation organizations.

  "Responsible Person" means one of the following individuals who are directly involved with the Assets: Howard Davis, Jay Davis, Jeffrey Davis or Mark Davis.

  "Seller's Knowledge" means, when modifying a representation or warranty of Seller in this Agreement or in any other document delivered by Seller pursuant to the provisions of this Agreement, that the fact, situation or circumstance described therein or the nonexistence of a fact, situation or circumstance referred to therein is actually known, or reasonably should be known, by a Responsible Person of Seller.

  "Transaction Documents" means this Agreement, the Transition Services Agreement, the Assignment and Assumption Agreement, and all other documents to be executed by the Parties hereto in connection with the consummation of the transactions contemplated hereby.

  "Transition Services" means those transition services to be provided by Seller to Buyer pursuant to the terms of a Transition Services Agreement to be entered into between Seller and Buyer effective as of the Closing Date, whereby Seller shall provide certain transition services and assistance to Buyer as described in the Transition Services Agreement attached as Exhibit B hereto, and subject to such amendments as may be required in order to obtain the necessary Governmental Authorizations (as amended, the "Transition Services Agreement").

  SALE AND PURCHASE OF ASSETS

    Transfer of Assets. At the Closing, on the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer, and deliver without recourse (except as expressly provided herein) to the Buyer, and the Buyer shall purchase and acquire from the Seller, the Assets free and clear of all liens, and the Buyer shall also assume the Assumed Obligations. Seller shall not sell or transfer and shall retain all rights, title and interest in and to the Excluded Assets, and shall remain obligated with respect to the Excluded Obligations.

  2.2 Purchase Price and Payment.

  (a) As payment for the Assets, on the Closing Date, the Buyer shall cause the Purchase Price to be paid to the Seller and the Buyer shall assume the Assumed Obligations. Payment of the Purchase Price to the Seller shall be made by the Buyer in lawful currency of the United States of America in immediately available funds by wire transfer to the account of the Seller, designated by the Seller in writing. In the event the Closing Date is not a Business Day, the Purchase Price shall be delivered on the first Business Day thereafter.

  (b) The Purchase Price for the Assets may be adjusted as provided herein based upon the aggregate monthly premium revenues under both the GMC Contract and the Healthy Families Contract (the "Monthly Premium Revenues"), consistently measured at all relevant periods. If, as of the Closing Date, there has been a material change in the Monthly Premium Revenues for the full calendar month immediately preceding the Closing Date as compared to the "Baseline Revenue Amount" (without giving effect to any per Enrollee premium increases or decreases occurring between the baseline month and the Closing Date), the Purchase Price shall be adjusted as provided herein. For purposes of this Section, a material change in Monthly Premium Revenues shall mean an increase or a decrease greater than $223,272 (the "Material Change Amount"), which represents fifteen percent (15%) of the Monthly Premium Revenues for the baseline month of October 2004, which baseline amount is $1,488,481 (the "Baseline Revenue Amount"). All calculations in reference to the Baseline Revenue Amount described in this Article II shall be proportionally adjusted to reflect that October is a 31-day month, e.g., 30/31st of the Baseline Revenue Amount with respect to revenues for the 30-day months April, June, etc.

  (c) No later than forty-five (45) days following the Closing Date, the Seller shall provide the Buyer with its monthly Remittance Advices (as defined in Section 3.6 hereof) indicating the Monthly Premium Revenues for the full calendar month immediately preceding the Closing Date (the "Closing Date Revenue Amount"). The Buyer shall have ten (10) Business Days to review such Remittance Advices. In the event the Buyer does not object to the Closing Date Revenue Amount as provided by the Seller within such ten (10) Business Day period, the Buyer shall be deemed to have accepted the Closing Date Revenue Amount. In the event the Buyer objects to the Closing Date Revenue Amount within such ten (10) Business Day period, the Buyer and the Seller shall negotiate in good faith to resolve any such disputes within ten (10) Business Days. In the event the Buyer and the Seller cannot resolve such disputes within such ten (10) Business Day period, the Closing Date Revenue Amount as provided by the Seller, together with the objections submitted by the Buyer, shall be submitted to an independent third party professional with no prior relationship to either Party and with recognized expertise and experience in government-sponsored health programs as mutually agreed by the Parties for determination of the Closing Date Revenue Amount, which determination shall be made within twenty (20) Business Days and shall be final and binding on the Parties. The Buyer and the Seller shall each pay one half of the cost of any such determination by such designated third party.

  (d) No adjustment to the Purchase Price shall be made for any difference between the Baseline Revenue Amount and the Closing Date Revenue Amount that is less than or equal to the Material Change Amount. In the event the Closing Date Revenue Amount is less than the Baseline Revenue Amount by more than the Material Change Amount, the Seller shall refund to the Buyer from the previously paid Purchase Price, within three (3) Business Days after final determination of the Closing Date Revenue Amount pursuant to Section 2.2(c) above, an amount equal to the product obtained by multiplying the Purchase Price amount by a fraction, the numerator of which shall be the difference between (i) the Closing Date Revenue Amount, and (ii) the Baseline Revenue Amount less the Material Change Amount, and the denominator of which shall be the Baseline Revenue Amount less the Material Change Amount. In the event the Closing Date Revenue Amount exceeds the Baseline Revenue Amount by more than the Material Change Amount, the Buyer shall pay to the Seller in addition to the previously paid Purchase Price, within three (3) Business Days after final determination of the Closing Date Revenue Amount pursuant to Section 2.2(c) above, an amount equal to the product obtained by multiplying the Purchase Price amount by a fraction, the numerator of which shall be the difference between (i) the Closing Date Revenue Amount, and (ii) the Baseline Revenue Amount plus the Material Change Amount, and the denominator of which shall be the Baseline Revenue Amount plus the Material Change Amount.

  2.3 Assumption of Obligations. At 12:01 a.m., local time, on the Closing Date, the Buyer shall assume all responsibility and liability, monetary or otherwise, for any and all Assumed Obligations. Buyer agrees to pay, perform, and discharge, as the case may be, when due any and all duties, obligations, liabilities, and restrictions pertaining to or arising from or under the Assumed Obligations The Buyer shall not assume any Excluded Obligations and the Seller will retain all responsibility and liability, monetary or otherwise, for any and all Excluded Obligations.

  2.4 Pre-Closing Admissions. Notwithstanding the fact that patient Pre-Closing Admissions extend beyond the Closing Date, Seller shall remain solely liable for claims payment liability for all Pre-Closing Admissions in a total amount not to exceed $18,885 for all Enrollees. Pre-Closing Admission claims payment liability exceeding the aggregate $18,885 limitation and any and all other liability for services provided after the date of discharge or transfer to another facility shall be the sole responsibility of the Buyer. The Seller shall adjudicate benefits and claims and remit appropriate claim payments to providers and facilities in accordance with Seller's policies and procedures for all Pre-Closing Admissions. Seller will invoice the Buyer for any Pre-Closing Admission claims payment liability in excess of the aggregate $18,885 limitation. Buyer shall reimburse Seller within three (3) business days of receipt of invoice.

  2.5 Purchase Price Allocation. The Seller and the Buyer agree to cooperate with each other in meeting the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, and each agree to file Internal Revenue Service Form 8594 and any similar returns or reports required under other applicable law, in accordance with the allocation of the Purchase Price to the Assets to be agreed upon by the Parties within ninety (90) days following the Closing Date. The Parties agree that (i) they shall be bound by the allocations determined pursuant to this paragraph for the purpose of determining taxes, (ii) they shall prepare and file all tax returns in a manner consistent with such allocations and (iii) neither will take a position on any income tax return, before any governmental agency charged with the collection of any income tax nor in any proceeding that is any way inconsistent with such allocation without the prior written consent of the other. In the event that any such allocation is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify, consult and cooperate in good faith with the other Party concerning resolution of such dispute.

  2.6 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on the later to occur of (a) the date on which the Buyer is permitted pursuant to the required Governmental Authorizations to commence the providing of its services to Enrollees under the GMC Contract and the Healthy Families Contract; or (b) on such other date as the Seller and the Buyer shall agree in writing. Upon consummation, the effective time of the Closing shall be deemed to have taken place at 12:01 a.m. on the Closing Date.

  REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer that, except as specifically noted in a Schedule hereto, as of the date of execution of this Agreement:

3.1 Organization, Standing, and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has the requisite power and authority to own and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Seller.

3.2 Authority; No Conflicts.

(a) Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(b) The execution and delivery of this Agreement by Seller does not or will not, as the case may be, and the consummation by Seller of the transactions contemplated hereby, and the performance of its obligations hereunder will not conflict with or result in any violation of, or constitute a default under: (A) any provision of the articles of incorporation or bylaws of Seller, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Seller, subject to obtaining or making the consents and filings referred to in Section 3.4 below, any loan or credit agreement, security agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller, or its properties or assets.

3.3 No Violation of Law; Licenses, Permits, and Registrations. The Seller is not in violation of (to Seller's Knowledge), and has not been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance, or regulation) of any Governmental Authority, except where such violation could not reasonably be expected to have a Material Adverse Affect on the Assets. As of the date of this Agreement, no investigation or review by any Governmental Authority is pending or, to the Seller's Knowledge, threatened involving the Seller, nor has any Governmental Authority indicated an intention to conduct any such investigation or review. The Seller has all permits, licenses, approvals, and authorizations of, and registrations with and under, all federal, state, local, and foreign laws, and from all applicable Governmental Authorities, required thereby to carry on the GMC Program and Healthy Families Program as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations, or registrations could not reasonably be expected to have a Material Adverse Affect on the Assets. The Seller is currently performing, and has previously performed, under the GMC Contract and the Healthy Families Contract in compliance with the laws, statutes, orders, rules, regulations, ordinances, and judgments of all federal, state, local, and foreign governmental and regulatory bodies and authorities, except where noncompliance could not reasonably be expected to have a Material Adverse Affect on the Assets.

3.4 Approvals and Consents. Except for such approvals as may be required by the Governmental Authorities on Schedule 1(b), no permit, consent, approval, or authorization of, or declaration or notice to, or report of filing with, any Governmental Authority is required in connection with the execution, delivery, or performance by the Seller of this Agreement.

3.5 Litigation; Compliance with Laws.  With the exception of those listed on Schedule 3.5, there are no Actions pending or, to Seller's Knowledge, threatened, against or affecting Seller having, or which would reasonably be expected to have, a Material Adverse Effect on the Assets, nor is there is any judgment, decree, injunction, rule, or order of any Governmental Authority or arbitrator outstanding against Seller having, or which would reasonably be expected to have, a Material Adverse Effect on the Assets.

3.6 Remittance Advices. The Seller has provided or shall provide to the Buyer as soon as practicable complete and accurate copies of the program invoices, reports, worksheets, calculation documents, and remittance advices provided to it by DHS, MRMIB, and/or DMHC (collectively, the "Remittance Advices") with respect to the Assets reflecting monthly enrollment figures, capitation fees, and amounts paid to the Seller by the State of California for each of the months of October 2003 through October 2004. Such Remittance Advices are sufficient to establish for the Seller's purposes the aggregate monthly premium revenues received by the Seller under both the GMC Contract and the Healthy Families Contract for the respective periods indicated. For the month ended October 31, 2004, the Seller's aggregate monthly premium revenues from the GMC Contracts and the Healthy Families Contracts were $1,488,481. The Remittance Advices fairly present the aggregate revenues of the Seller for the GMC Contract and the Healthy Families Contract for the respective periods indicated. The Seller shall provide to the Buyer on a monthly basis additional Remittance Advices with respect to the Assets as and when they become available after the date of this Agreement and before the Closing Date.

3.7 Statement of Revenues and Expenses. Seller has delivered or shall deliver to Buyer as soon as practicable its unaudited statements of revenue and expenses, and its statements of underwriting income, for the month of October 2004, and for each quarter from the quarter ended December 31, 2002 through the quarter ended September 30, 2004 (collectively, the "Seller Financial Statements"). The Seller Financial Statements have been prepared on a consistent basis throughout the periods presented and are consistent with each other. The Seller Financial Statements fairly and accurately present the revenues and expenses, and the underwriting income, of the Seller as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments and the absence of footnotes. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with management's general or specific authorizations, and transactions are recorded as necessary to permit preparation of the Seller Financial Statements.

3.8 Good Title to and Use of Assets. The Seller has good and marketable title to the Assets. The Assets are being utilized by the Seller in conformity with all applicable federal, local, and state health care related and imposed rules, regulations, laws, statutes, and permits applicable to the Assets, except where failure to so conform would not have a Material Adverse Effect on the Assets. Except as set forth on Schedule 3.8 hereto, Seller has not created nor suffered to exist any pledge of, security interest in, or encumbrance on, any of the Assets or any current or future revenues resulting from the Assets.

3.9 Individual and Physician Agreements. As of the execution of this Agreement, the Seller has in effect physician agreements with licensed physicians in the GMC Program and the Healthy Families Program, the form of which agreements have been provided or will be provided to the Buyer as soon as practicable. The Seller has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any obligation to be performed or paid by any party under any such agreement.

3.10 IPA/PHO/Medical Groups and Hospital Services Agreements. The Seller has provided or shall provide to the Buyer as soon as practicable true and complete copies of all agreements or arrangements with all individual practice associations ("IPAs"), physician hospital organizations ("PHOs"), provider service organizations ("PSOs"), medical groups, or other physician groups or networks or hospitals, healthcare systems, and other healthcare institutions. To Seller's Knowledge, there is no default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of the Seller in the performance of any obligation related to the Assets which is to be performed or paid by any party under any such agreement. The Seller has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a default on the part of any party in the performance or payment of any obligation related to the Assets to be performed or paid by any party under any such agreement.

3.11 Accreditation. The Seller has delivered or shall deliver to the Buyer as soon as practicable true, correct, and complete copies of: (i) the 2003 CAHPS Survey for the Assets, and (ii) the 2003 HEDIS data for the Assets. The Seller shall also provide the Buyer with the 2004 CAHPS Survey and the 2004 HEDIS data for the Assets when they are available.

3.12 True and Complete Copies. The Seller has made available for inspection by the Buyer true and complete originals or copies of the Assets.

    3.13 No Vote Required.    No vote or other action of the Seller's shareholders is required by law, Seller's articles of incorporation or bylaws or otherwise that has not been obtained in order for the Seller to consummate the Asset Purchase and the transactions contemplated hereby and perform its obligations hereunder.

3.14 Disclosure. None of the information and documents provided or to be provided to the Buyer during the Buyer's due diligence investigations is or shall be false or misleading in any material respect.

3.15 Survival of Representations and Warranties. The representations and warranties of the Seller contained herein or in any document delivered by the Seller in connection herewith shall survive for a period of one (1) year following the Closing Date.

3.16 Limitation. Except as provided in this Article III, the Buyer's purchase of the Assets shall be on an "as is, where is" basis, and Seller has not made nor shall be deemed to have made any representation or warranty regarding the future value of the Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller that, except as specifically noted in a Schedule hereto, as of the date of execution of this Agreement:

4.1 Organization, Standing, and Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, has the requisite power and authority to own and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Buyer, and is duly qualified and in good standing to do business in California.

4.2 Authority; No Conflicts.

(a) Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(b) The execution and delivery of this Agreement by Buyer does not or will not, as the case may be, and the consummation by Buyer of the Asset Purchase and the other transactions contemplated hereby will not, conflict with, or result in any violation pursuant to, or constitute a default under: (A) any provision of the articles of incorporation or bylaws of Buyer, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Buyer, subject to obtaining or making the consents and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer, or its properties or assets.

(c) No consent of or filing with any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation of the Asset Purchase and the other transactions contemplated hereby, except for those required under or in relation to, DHS, DMHC, MRMIB and HSD.

4.3 Litigation; Compliance with Laws.  Except as disclosed in Schedule 4.3 hereto, there is no suit, action, investigation, or proceeding pending or, to Buyer's knowledge, threatened against, or affecting the Buyer having, or which would reasonably be expected to have, a Material Adverse Effect on the Buyer, nor is there any judgment, decree, injunction, rule, or order of any Governmental Authority or arbitrator outstanding against the Buyer having, or which would reasonably be expected to have, a Material Adverse Effect on the Buyer.

         4.4 No Vote Required.    No vote or other action of the stockholders of the Buyer is required by law, the Buyer's articles of incorporation or bylaws or otherwise in order for the Buyer to consummate the Asset Purchase and the transactions contemplated hereby.

4.5 Approvals and Consents. Except for such approvals as may be required by DHS, DMHC, MRMIB and HSD, if and as required by law, no permit, consent, or filing with any Governmental Authority is required in connection with the execution, delivery, or performance by the Buyer of this Agreement. The execution, delivery, and performance by the Buyer of this Agreement does not conflict with, accelerate any amount owed under, result in termination of, result in any breach or violation of any other terms, conditions or provisions of, constitute a default under or result in the creation of any lien upon, any of the Buyer's assets under any charter document, contract, or instrument.

4.6 Availability of Funds. The Buyer has cash, or the ability to obtain cash by means of credit facilities with financially responsible third parties, in an amount sufficient to enable it to perform all of its obligations hereunder, including, without limitation, payment of the Purchase Price to the Seller.

4.7 Survival of Representations and Warranties. The representations and warranties of the Buyer contained herein or in any document delivered by the Buyer in connection herewith shall survive for a period of one (1) year following the Closing Date.

ARTICLE V

CONDUCT OF SELLER PENDING CLOSING

Prior to the Closing Date hereunder or the earlier termination of this Agreement, except to the extent that the Buyer shall otherwise consent in writing or as required by applicable Laws, the Seller shall:

(a) conduct its business activities related to the Assets in the ordinary course and consistent with the past practice of the Seller;

(b) not sell, dispose of, or encumber any Assets, or enter into or terminate any contract, agreement, commitment, or arrangement with respect to any of the Assets, except in the ordinary course and consistent with the past practice of the Seller; and

(c) preserve intact the Assets and the goodwill associated therewith, and its relationships with Enrollees (subject to the rights of Enrollees to disenroll or change plans or providers), providers, vendors, and others having material business relationships with the Assets, except in the ordinary course and consistent with the past practice of the Seller.

ARTICLE VI

CLOSING CONDITIONS

6.1 Conditions to Each Party's Obligation to Effect the Asset Purchase. The obligation of each Party hereto to complete the Asset Purchase shall be subject to the fulfillment and satisfaction on or prior to the Closing Date of the following conditions, except that, to the extent permitted by applicable law, such conditions may be waived in writing by the joint action of the Parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or any other Governmental Authorities, or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase, shall be or remain in effect, nor shall there be any action taken, or any law, statute, rule, regulation, decree, or order been enacted, adopted, entered, enforced, or deemed applicable to the Asset Purchase, which remains in effect and which makes the consummation of the Asset Purchase illegal.

(b) Governmental Authorizations and Consents. Any required Governmental Authorizations to transfer the Assets and provide services to Enrollees under the GMC Contract and the Healthy Families Contract shall have been obtained. The Seller and the Buyer shall have obtained from each Governmental Authority or other Person all approvals, waivers, consents, and permits, necessary for consummation of the Asset Purchase and the transactions contemplated hereby.

(c) Legal Proceedings. There shall not be pending any Action by any Governmental Authority or other Person: (i) challenging or seeking to restrain or prohibit the consummation of the Asset Purchase; (ii) relating to the Asset Purchase and seeking to obtain from the Seller, the Buyer, or their Affiliates, any damages or other relief that would be material to any of the Seller or the Buyer or their Affiliates; (iii) which would materially and adversely affect the right of Buyer to own the Assets or to operate the Assets following the Closing; (iv) seeking to compel the Seller or the Buyer or any of their Affiliates to dispose of or hold separate any Assets, (v) which is reasonably likely to have a Material Adverse Effect on the Assets or (vi) which is reasonably likely to enjoin, restrain, or prohibit any integration of any operations of the Assets with those of the Buyer.

6.2 Conditions to Obligation of the Seller to Effect the Asset Purchase. The obligation of the Seller to effect the Asset Purchase and the transactions contemplated under this Agreement shall be further subject to the satisfaction and fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller:

(a) Compliance With Agreements and Covenants. The Buyer shall have performed and complied in all material respects with all of its covenants, obligations, and agreements contained in this Agreement that are required to be performed and complied with on or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Buyer contained herein (i) shall be true and correct in all material respects, on and as of the date of this Agreement, and (ii) shall also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties limited by materiality or the existence of a Material Adverse Effect, which shall be true and correct in all respects).

(c) Closing Certificate. The Seller shall have received a certificate of the President or an Executive Vice President of the Buyer, dated the Closing Date, certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied; and the Seller shall also have received a certificate of the Secretary of the Buyer, dated the Closing Date, certifying as to the Buyer's Articles, Bylaws, and the resolutions duly adopted by the Buyer's Board of Directors authorizing the Asset Purchase.

(d) Payment of Purchase Price. The Buyer shall have delivered immediately available funds in the amount of the Purchase Price to the Seller in accordance with Section 2.2(a) hereof.

(e) Other Closing Documents. Each other Transaction Document shall have been executed and delivered by Buyer and be in full force and effect as of the Closing Date, including the Transition Services Agreement and the Assignment and Assumption Agreement.

(f) Lease. Buyer shall have entered into a new lease with the landlord for the real property in San Diego used for the Seller's operations pertaining to the Assets and Seller's lease for such real property shall have been terminated, or Buyer, with Seller's assistance, shall have obtained an assignment of the current lease together with a concurrent written release of Seller by the landlord releasing Seller from liability under the current lease following such assignment, which release of liability shall be satisfactory to Seller in all respects in Seller's sole judgment. Notwithstanding the foregoing, if the landlord withholds Seller's release of liability for any reason after Buyer has exercised Reasonable Commercial Efforts to obtain the same, Buyer shall have entered into a sublease of such real property with Seller pursuant to which sublease Buyer shall assume and perform all of Seller's obligations arising from and after the Closing Date under Seller's current lease, and which sublease shall be in a form mutually acceptable to the parties.

6.3 Conditions to Obligation of the Buyer to Effect the Asset Purchase. The obligations of the Buyer to effect the Asset Purchase and the transactions contemplated under this Agreement shall be further subject to the satisfaction and fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer:

(a) Compliance With Agreements and Covenants. The Seller shall have performed and complied in all material respects with all of covenants, obligations, and agreements contained in this Agreement that are required to be performed and complied with on or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Seller contained herein (i) shall be true and correct in all material respects, on and as of the date of this Agreement, and (ii) shall also be true and correct, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties limited by materiality or the existence of a Material Adverse Effect, which shall be true and correct in all respects).

(c) Closing Certificate. The Buyer shall have received a certificate of the President or an Executive Vice President of the Seller, dated the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and the Buyer shall also have received a certificate of the Secretary of the Seller, dated the Closing Date, certifying as to the Seller's Articles, Bylaws, and the resolutions duly adopted by the Seller's Board of Directors authorizing the Asset Purchase.

(d) Transfer Documents. The Buyer shall have received: (i) assignments of the GMC Contract and the Healthy Families Contract, (ii) assignments and/or consents to assign the provider agreements in mutually agreeable form necessary as determined by DHS, DMHC, MRMIB, and HSD, to transfer the Assets and provide services to Enrollees under the GMC Contract and the Healthy Families Contract, and for county-wide service area expansion into San Diego County, and (iii) such other documents and instruments for the transfer of the Assets to the Buyer as shall be reasonably requested by the Buyer and its counsel in order to effect and consummate the Asset Purchase and the transactions contemplated hereby, in each case in form and substance reasonably satisfactory to the Buyer and its counsel.

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Assets.

(f) Other Closing Documents. Each other Transaction Document shall have been executed and delivered by the Seller and be in full force and effect as of the Closing Date, including the Transition Services Agreement and the Assignment and Assumption Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 All Reasonable Efforts; Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the Parties hereto shall use all Reasonable Commercial Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its Reasonable Commercial Efforts to obtain all necessary or appropriate waivers, consents, or permits of third parties required in order to preserve material contractual relationships of the Buyer and the Seller, to transition the Enrollees to the Buyer, and to lift any injunction or other legal bar to the Asset Purchase (and, in such case, to proceed with the Asset Purchase as expeditiously as possible). Buyer and the Seller shall cooperate and promptly prepare, file, and diligently pursue any applications, filings, or approvals with or from DHS, DMHC, MRMIB, and HSD required for transfer of the Assets, including, without limitation, for Buyer's service area expansion into San Diego County. Moreover, Seller shall use its Reasonable Commercial Efforts to cause all the conditions in Section 6.3 hereof to be satisfied, and Buyer shall use its Reasonable Commercial Efforts to cause all the conditions in Section 6.2 hereof to be satisfied.

7.2 Access to Information.

(a) Subject to compliance with applicable law, the Seller and its counsel shall use their reasonable best efforts to ensure that the Buyer and its advisors shall have reasonable access during normal business hours to the Assets for the purposes of consummating the Asset Purchase and effectuating the transition services, including, but not limited to, access to such information as is specified in Exhibit A to the Transition Services Agreement. Seller and its counsel shall also use their reasonable best efforts to permit the Buyer, on prior notice and with Seller's participation at Seller's option, to contact any key contracting parties under the GMC Contract, the Healthy Families Contract, or any provider agreements to be transferred and assigned as part of the Assets.

(b) The Parties hereto acknowledge that Buyer and the Seller have previously executed a Confidentiality Agreement, dated as of November 30, 2004 (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms except as expressly modified by this Agreement.

(c) Subject to compliance with applicable law, from the date hereof until the Closing, each of the Seller and the Buyer shall confer on a regular and frequent basis with one or more representatives of the other Party to discuss and report material operational matters of the Seller and the general status of ongoing operations and other matters related to the Assets and the Asset Purchase.

(d) No information or knowledge obtained in any investigation pursuant to this Section 7.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated hereby. Either Party may supplement or amend its disclosure schedule to reflect information obtained pursuant to this Section 7.2; provided, however, that, if the disclosure pursuant to such supplement or amendment would constitute a basis pursuant to Section 6.2(b) or Section 6.3(b), as the case may be, under which the Seller or the Buyer would have the right to not consummate the Asset Purchase and the transactions contemplated hereby, then the Seller or the Buyer, as the case may be, may terminate this Agreement prior to the Closing. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of a Party's disclosure schedule will be effective to cure and correct for all purposes any breach of any representation, warranty, or covenant which would have existed by reason of a Party's not having made such supplement or amendment.

7. 3 Trading Prohibitions. The Seller and Buyer hereby acknowledge that as a result of disclosures by the Parties contemplated under this Agreement, the Parties and their Affiliates may, from time to time, have material, non-public information concerning the other Parties and other Persons. Each of the Seller and the Buyer confirms that it and its Affiliates are aware and it has advised its representatives that (a) the United States securities laws may prohibit a Person who has material, non-public information from purchasing or selling securities of any company to which such information relates, and (b) material non-public information shall not be communicated to any other Person except as permitted herein.

7.4 Public Statements. Except as may be required by applicable law or any listing agreement with a national securities exchange, the Parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation. With respect to any disclosures required by applicable law or any listing agreement with a national securities exchange, the Parties agree to use reasonable efforts to consult with one another about the substance of any such required disclosure.

7.5 Hiring of Certain Employees. In accordance with its own hiring practices and needs, subject to Seller's approval, Buyer agrees to offer and subsequently employ, as Buyer deems necessary in its sole discretion, certain of the Seller's employees at Seller's San Diego operations (the "Hired Employees"), provided that Buyer shall have no liability for termination, severance benefits, disability payments, worker's compensation benefits, or any other payments on account of or relating to the employment of any Hired Employees with respect to any period before the Closing Date. Prior to Closing, Buyer and its Affiliates will review their operations and hiring needs and determine the employees of the Seller to whom Buyer and its Affiliates intend to offer employment, if any. Buyer shall deliver to the Seller a list of the Hired Employees at least ten (10) days prior to the Closing Date

7.6 Notification of Certain Matters. Each of the Seller and Buyer agrees to give prompt notice to the other such Party of, and to use Reasonable Commercial Efforts to remedy (a) the occurrence or failure to occur of any event which occurrence or failure to occur would reasonably be expected to cause any of the representations or warranties of the Seller or Buyer, as the case may be, in this Agreement to be untrue or inaccurate at the Closing, and (b) any failure on the part of the Seller or Buyer, as the case may be, to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied thereby hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.7 Transfer Taxes. The Seller and the Buyer shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any property transfer or gains, sales, use, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees or any similar taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Closing. Each Party shall pay any such taxes or fees imposed on it by any taxing authority (and any penalties and interest with respect to such taxes and fees) that become payable in connection with the transactions contemplated by this Agreement.

7.8 Post-Closing Information Accessibility. Upon prior reasonable notice and at reasonable times, the Parties shall be allowed access to any records of the other Party relating to the Assets in connection with any Action, to meet any other legal obligation and for matters relating to accreditations or regulatory compliance.

7.9 Back-up Offers. The Seller may solicit, initiate, or encourage the submission of any back-up proposals or offers from any Person relating to the acquisition of any of the Assets, or participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

7.10 Financial Statements. The Seller hereby agrees, upon the request of Buyer, to cooperate with Buyer, and to cause their respective accountants and other agents and representatives to cooperate with Buyer, and to use their best efforts to assist Buyer in its preparation of financial statements for the Assets for periods prior to the Closing Date and in Buyer's efforts to obtain or prepare such other financial information as may be required by Buyer to fully comply with the requirements of Regulation S-X promulgated by the Securities and Exchange Commission.

7.11 Covenant Not To Compete. Except as consented to in writing by the Buyer, the Seller agrees that it will not, for a period of three (3) years following the Closing Date, directly or indirectly, alone or as a partner or joint venturer, engage in, finance, or provide financial assistance with respect to, any business activity relating to the provision of Medi-Cal HMO insurance services or Healthy Families HMO insurance services in San Diego County.

7.12 Nonsolicitation. From the date of this Agreement and thereafter until the Closing Date, Buyer shall not contact, solicit, encourage or induce, or attempt to contact, solicit, encourage or induce, any existing individual Enrollee to disenroll or otherwise change such Enrollee's enrollment with Seller or any provider under contract with Seller, or to enroll in any health plan other than Seller or any provider that is not under contract with Seller, except: (a) as required by applicable Laws; or (b) to the extent approved by Seller and one or more of the following agencies: DHS, DMHC, MRMIB, or HSD in connection with the transition of the Enrollees from the Seller to the Buyer; or (c) in the ordinary course of business of Buyer in response to a request initiated by any Enrollee or any provider under contract with Seller; or (d) with the prior written approval of Seller.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Asset Purchase may be abandoned at any time prior to the Closing by the mutual written agreement of the Parties hereto.

8.2 Termination by the Seller and the Buyer. This Agreement may be terminated and the Asset Purchase may be abandoned by either the Seller or the Buyer by written notice to the other if (a) the Asset Purchase shall not have been consummated by June 2, 2005 (the "Termination Date"); or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling, or other action shall have become final and non-appealable (provided that the Party seeking to terminate this Agreement pursuant to clause (b) above shall have used all reasonable efforts to remove such order, decree, or ruling).

8.3 Termination by Buyer. This Agreement may be terminated and the Asset Purchase may be abandoned at any time prior to the Closing by action of the Buyer's Board if (a) there has been a breach by the Seller of any material representation, warranty, or covenant contained in this Agreement which breach has not been cured within 30 days following written notice of the breach from Buyer to the Seller, or (b) a Material Adverse Effect has occurred with respect to the Assets. In addition, prior to December 31, 2004, the Buyer may terminate this Agreement in writing without cause and in its sole discretion pending the completion of its due diligence investigation of the Buyer's GMC and Healthy Families Programs, including, without limitation, investigation regarding Seller's provider contracts and network, its financial results and liabilities, its member enrollment, and other contractual arrangements and administrative procedures.

8.4 Termination by the Seller. This Agreement may be terminated and the Asset Purchase may be abandoned at any time prior to the Closing by action of the Seller's Board if there has been a breach by Buyer of any material representation, warranty, or covenant contained in this Agreement which breach has not been cured within 30 days following written notice of the breach from the Seller to Buyer.

8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Asset Purchase pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any party to this Agreement, except that nothing herein will relieve any party from liability for any material breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Parties.

(a) Indemnification by the Seller. Subject to Sections 9.2 and 9.4 below, the Seller shall indemnify and hold the Buyer and its representatives (the "Buyer Indemnified Parties") harmless from and against any and all liabilities, damages, losses, claims, demands, costs, or expenses (including interest, penalties, reasonable attorneys' fees and expenses, court costs and fees of expert witnesses) (all of the foregoing hereinafter collectively referred to as the "Claims") which the Buyer Indemnified Parties shall suffer or incur as a result of any action by a third party connected with or arising out of:

(i) the Excluded Obligations;

(ii) subject to the time limitations set forth in Section 3.15 above, any breach of any representation or warranty of the Seller hereunder or in any document delivered by the Seller in connection herewith;

(iii) any breach or default in any covenant made by the Seller hereunder or in any document delivered by the Seller in connection herewith; and

(iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller or any of its Affiliates in connection with the Asset Purchase.

(b) Indemnification by Buyer. Subject to Sections 9.2 and 9.4 below, Buyer shall indemnify and hold harmless the Seller and its representatives (the "the Seller Indemnified Parties") from and against any and all Claims which the Seller Indemnified Parties shall suffer or incur as a result of any action by a third party connected with or arising out of:

(i) the Assumed Obligations;

(ii) subject to the time limitations set forth in Section 4.7 above, any breach of any representation or warranty of the Buyer hereunder or in any document delivered by the Buyer in connection herewith;

(iii) any breach or default in any covenant made by Buyer hereunder or in any document delivered by Buyer in connection herewith; and

(iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Buyer or any of its Affiliates in connection with the Asset Purchase.

9.2 Procedure for Indemnification Claims -- Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnification under Section 9.1 (the "Indemnitee") of notice of the commencement of any Action against it, such Indemnitee will, if a claim is to be made against a party obligated to indemnify under such Section (the "Indemnitor"), give notice to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Action is materially prejudiced by the Indemnitee's failure to give such notice.

(b) If any Action is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of the Action, the Indemnitor will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such Action and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action) to assume the defense of such Action with counsel satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Article X for any fees or other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnitee in connection with the defense of such Action, other than reasonable costs of investigation. If the Indemnitor assumes the defense of an Action, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnitee's prior written consent unless (1) there is no finding or admission of any violation of any Law or order of any Governmental Authority or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (3) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee.

(c) Notwithstanding the foregoing, if an Indemnitee determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnitee may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnitor will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Indemnitor hereby consents to the non-exclusive jurisdiction of any court in which an Action is brought against any Indemnified Person for purposes of any claim that as Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.

9.3 Waiver. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representation, warranty, covenant, or obligation.

9.4 Limitations on Liability. Notwithstanding the foregoing, the Seller shall not be obligated to indemnify the Buyer under Section 9.1(a)(ii) or 9.1(a)(iii) and the Buyer shall not be obligated to indemnify the Seller under Section 9.1(b)(ii) or 9.1(b)(iii) unless and until the aggregate amount of the applicable Indemnitee's Claims exceed $100,000.

ARTICLE X

DISPUTE RESOLUTION

10.1 Dispute Resolution. The Parties to this Agreement desire to settle any and all disputes or concerns that arise out of this Agreement, or the breach thereof, in as expeditious and non-confrontational manner as possible. Before invoking litigation, the Parties shall first participate in mediation of any dispute arising under this Agreement (whether in contract, tort or both). Therefore, the parties agree to the following dispute resolution procedures:

(a) Step I - Informal Discussion. Should any dispute arise, the complaining Party shall first attempt to arrange for an informal discussion with the other to come to a mutually agreeable resolution.

(b) Step II - Mediation. Should the dispute fail to be resolved by Step I, the Parties shall submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA"). Each Party shall pay one-half of the mediation fees charged by the AAA.

If a Party has participated in the mediation and is dissatisfied with an outcome, that Party may litigate the dispute and shall not be compelled to proceed with arbitration by the other Party. In any litigation by which one Party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations under this Agreement, the prevailing Party shall be awarded reasonable attorney fees, together with any costs and expenses, to resolve the dispute and to enforce the final judgment.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed provided to a Party hereto if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to such Party at the address therefore as follows (or at such other address for such Party as shall be specified by similar such notice):

If to the Seller to:

Universal Care, Inc.

1600 East Hill Street

Signal Hill, CA 90755

Attention: Chief Executive Officer

Fax: (562) 427-4634

with copies to:

Sheppard Mullin Richter & Hampton LLP

333 South Hope Street, 48th Fl.

Los Angeles, CA 90071

Attention: Tin Kin Lee, Esq.

Fax: (213) 620-1398

If to the Buyer, to:

Molina Healthcare of California

One Golden Shore Drive

Long Beach, CA 90802

Attention: John C. Molina, Esq.

Fax: (562) 495-7770

with a copy to:

Molina Healthcare, Inc.

2277 Fair Oaks Blvd., Suite 440

Sacramento, CA 95825

Attn: Mark L. Andrews, Esq.

Fax: (916) 646-4572

11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement, and therefore waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.4 Entire Agreement. This Agreement, the Transition Services Agreement, and the Assignment and Assumption Agreement (including the documents and instruments referred to herein and the Exhibits and Schedules attached hereto) constitute the entire agreement, and supersedes all other prior agreements and understandings (both written and oral), among the Parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise.

11.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

11.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

11.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed unenforceable, such provision shall be deemed to be reformed and modified to the minimum amount required to make such provision enforceable.

11.9 Equitable Relief. The Parties hereto agree that the remedies at law for any breach of the terms of this Agreement may be inadequate. Accordingly, the Parties hereto consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions. The Parties hereto agree that terms of this Agreement shall be enforceable by a decree of specific performance. Any such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which the Parties may have at law or in equity.

11.10 Expenses. Buyer and the Seller shall each pay their own costs and expenses relating to this Agreement, the negotiations leading up to this Agreement, and the performance of this Agreement.

11.11 Assignment. Neither Party may assign or delegate any rights or obligations set forth in this Agreement without the prior written consent of the other Party; provided, that Buyer shall have the right, subject to obtaining applicable Governmental Authorizations, to assign its rights and delegate its obligations, without relieving itself of any obligations hereunder, to one or more Affiliates which shall take title to the Assets. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted assigns.

11.12 Prorations. In the event that the Seller is required, under the terms of any GMC Contract or Healthy Families Contract, to make any payment prior to the Closing Date that applies, in whole or in part, to a period following the Closing Date, the Parties shall prorate such expense as of the Closing Date and Buyer shall reimburse the Seller at the same time that it delivers the Purchase Price for the portion of such expense relating to the period on or after the Closing Date. In the event that, as of the Closing Date, the Seller has been paid premiums or other payments under GMC Contract or Healthy Families Contract that relate in whole or part to the period following the Closing Date, the Parties shall prorate such payments as of the Closing Date and the Seller shall pay Buyer at the same time that Buyer pays Seller the Purchase Price for the portion of any such payments relating to the period on or after the Closing Date. In the event that, at any time after the Closing Date, the Buyer receives premiums or other payments pertaining to the purchased Assets that relate in whole or part to the period prior to the Closing Date, the Parties shall prorate such payments as of the Closing Date and the Buyer shall pay Seller within ten (10) days following Buyer's receipt of the same for the portion thereof that relates to the period prior to the Closing Date. The prorations shall be based on the number of days elapsed during the relevant period.

11.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Buyer and the Seller and is not for the benefit of any third party. Nothing contained in this Agreement is intended to relieve or discharge the obligations or liability of any third party to the Seller or Buyer, nor shall this Agreement give any third party any right of subrogation or action over or against the Seller or Buyer.

11.14 Further Assurances and Records. From time to time after the Closing Date, Buyer or the Seller, at the request of the other and without further consideration, shall sign and deliver or cause to be signed and delivered such other instruments of transfer and take such other actions as reasonably may be requested by the other in order further to effectuate the consummation of the Asset Purchase. In addition, Buyer and the Seller acknowledge that there may be occasions in the future when a Party or Affiliates of a Party will need access to certain documentation of the other in order to prepare financial statements, tax returns or other reports to third parties, or in order to facilitate audits or legal proceedings, comply with laws or Governmental Authorizations or otherwise conduct its affairs in a proper manner. Accordingly, Buyer and the Seller shall exercise their respective best efforts to achieve the purposes of this Section.

11.15 Effective Date. This Agreement shall become effective immediately upon signing.

11.16 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing signed by the Buyer and the Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.17 Time is of the Essence. Time is of the essence with regard to the consummation of the transactions contemplated by this Agreement, and the parties shall use their commercially reasonable best efforts to satisfy all obligations imposed upon such parties under this Agreement in a timely fashion.

11.18 Captions. The titles of the Articles and Sections of this Agreement are for convenience only and shall not be construed as limiting, defining or affecting the substantive terms of this Agreement.

11.19 Closing Conclusive Evidence. The Closing of the Asset Purchase shall be conclusive evidence that the conditions set forth in Article VI have been fulfilled or waived.

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed as of the date that appears in its first paragraph.

UNIVERSAL CARE, INC. /s/ Howard Davis By: Howard Davis Title: President and Chief Executive Officer
MOLINA HEALTHCARE OF CALIFORNIA /s/ Joann Zarza Garrido By: Joann Zarza-Garrido Title: President and Chief Executive Officer

SCHEDULE 1(a)

LIST OF ASSETS

(a) All of the Seller's rights under both the GMC Contract and the Healthy Families Contract.

(b) Seller's current GMC Program and Healthy Families Program Enrollee lists and mailing lists; medical, claim, and utilization management records of GMC Program and Healthy Families Program Enrollees who receive services from the Seller to the extent reasonably necessary to transfer the care of such Enrollees to the Buyer at Closing; and the books, records, information, and documents of the Seller reasonably related and necessary to the administration of the GMC Contracts and the Healthy Families Contracts after the Closing.

(c) The provider contracts necessary (or the relevant portions thereof), as determined by the California Department of Health Services, the California Department of Managed Health Care, the California Managed Risk Medical Insurance Board, and Healthy San Diego, which are limited to the rights and obligations of the parties to provide services to GMC Program and Healthy Families Program Enrollees after the Closing (if Molina has not entered into its own agreements with these providers on or before the Closing Date). Nothing herein shall be interpreted in any way to result in an assignment or modification of the rights and obligations of the parties under any provider contracts as to any other health care programs.

SCHEDULE 1(b)

GOVERNMENTAL AUTHORITIES

The California Department of Health Services ("DHS")

The California Department of Managed Health Care ("DMHC")

The California Managed Risk Medical Insurance Board ("MRMIB")

Healthy San Diego ("HSD")

Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services ("CMS"), if required by law.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

[omitted]

EXHIBIT B

TRANSITION SERVICES AGREEMENT

[omitted]